Exhibit 99.1

Marinus Pharmaceuticals Announces Exercise of First Contract Option by the Biomedical Advanced Research and Development Authority (BARDA)

RADNOR, Pa. – September 22, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response at the U.S. Department of Health and Human Services, exercised its first contract option, valued at approximately $12.3 million, to support U.S. onshoring of the manufacturing capabilities for ganaxolone active pharmaceutical ingredient (API).

This contract option was exercised under Marinus’ ongoing cost-share contract with BARDA awarded in 2020 to support the development of intravenous (IV) ganaxolone for the treatment of refractory status epilepticus (RSE). Total potential BARDA funding under the contract if all options are exercised is approximately $51 million, which includes up to $21 million in previously approved base-period funding, today’s commitment of $12.3 million, and up to $18 million across two additional option periods.

“We are pleased to have the first of three contract options exercised by BARDA and view the agency as an important strategic partner,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “We believe that this agreement is an important step forward in advancing the development of ganaxolone to potentially transform the treatment paradigm for status epilepticus, including in individuals exposed to nerve gas. We remain committed to advancing this critical workstream and look forward to continued collaboration with BARDA to expand the government’s medical countermeasure capabilities in the event of a chemical attack.”

Refractory status epilepticus is a life-threatening condition in which a significant number of patients do not respond to first- and second-line anticonvulsant drugs. Organophosphate nerve agents (including chemical warfare agents and organophosphate-based pesticides) are highly toxic compounds that can cause prolonged seizures that become more difficult to treat as they progress. Ganaxolone has a complementary and potentially synergistic mechanism with first-line benzodiazepine medical countermeasures, including when nerve agent induced-refractory status epilepticus fails to respond to first-line treatments.

In addition to enabling a second, domestically sourced manufacturing capability for ganaxolone API, the onshoring initiative has the potential to drive a greater than 30% reduction in API supply cost, which represents a significant portion of the overall manufacturing costs for ganaxolone.

Marinus has an ongoing Phase 3 clinical trial in RSE (the RAISE trial) and a complementary planned Phase 3 RSE trial for European registration (RAISE II) expected to begin in the second half of 2023. Topline results for the RAISE trial continue to be expected in the second half of 2023.

Ganaxolone development in the RAISE trial is being funded in part with federal funds from BARDA under contract number 75A50120C00159.

About Status Epilepticus

Status epilepticus (SE) is a condition characterized by prolonged or repetitive seizures which, if treatment is delayed or ineffective, may result in medical or neurologic complications. SE is a neurologic emergency affecting approximately 150,000 patients in the U.S. each year. Benzodiazepines are the first-line treatment for SE. If these are not successful in terminating SE, one or more IV AEDs are administered as the second line of treatment. If treatment with the first IV AED following benzodiazepines is ineffective, the patient is considered to have refractory SE (RSE).

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; our expectations regarding BARDA funding; our expectations and beliefs regarding the FDA and EMA with respect to our product candidates; the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications; and other statements regarding the company's future operations, financial performance, financial position, prospects, objectives and other future events.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
sdamouni@marinuspharma.com